Exhibit 5.1

Akerman Senterfitt One Southeast Third Avenue Suite 2500 Miami, FL 33131-1714 Tel: 305.374.5600 Fax: 305.374.5095

October 28, 2011

Catalyst Pharmaceutical Partners

355 Alhambra Circle

Suite 1370

Coral Gables, FL 33134

Re:	Underwritten Public Offering

Ladies and Gentlemen:

Reference is made to our opinion dated December 2, 2010 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration No. 333-170945) filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2010, as amended by Amendment No. 1 to Registration Statement on Form S-3 filed with the Commission on December 15, 2010 (the “Registration Statement”) by Catalyst Pharmaceutical Partners, Inc. (the “Company”) pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”). We are rendering this supplemental opinion in connection with the prospectus supplement (the “Prospectus Supplement”) dated October 28, 2011. The Prospectus Supplement relates to the offering by the Company of 3,046,740 shares of the Company’s common stock, par value $0.001 per share, that will be issued pursuant to the Prospectus Supplement (the “Common Shares”), the Warrants (defined below), and the 1,523,370 shares of common stock (the “Warrant Shares”, and, collectively with the Common Shares, the “Shares”) that are issuable upon the exercise of the common stock purchase warrants (the “Warrants”) pursuant to the form of warrant to purchase common stock (the “Warrant Agreement”), which Shares are covered by the Registration Statement. We understand that the Shares and Warrants are to be offered and sold in the manner set forth in the Registration Statement and the Prospectus Supplement.

This opinion letter is being furnished in accordance with the requirements of Item 601(e)(i) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Board of Directors of the Company in connection with the authorization, issuance and sale of the Shares. We have examined all such documents as we have considered necessary in order to enable us to render this opinion, including, but not limited to, (i) the Registration Statement, (ii) the Prospectus dated December 15, 2010 included with the Registration Statement (the “Prospectus”), (iii) the Prospectus Supplement, (iv) the form of Warrant, (v) the Company’s Certificate of Incorporation, as amended, (vi) the Company’s By-laws, (vii) certain resolutions of

akerman.com

BOCA RATON   DALLAS   DENVER   FORT LAUDERDALE   JACKSONVILLE   LAS VEGAS   LOS ANGELES   MADISON   MIAMI   NAPLES NEW YORK   ORLANDO   PALM BEACH   SALT LAKE CITY   TALLAHASSEE   TAMPA   TYSONS   CORNER   WASHINGTON, D.C. WEST PALM BEACH

Catalyst Pharmaceutical Partners

October 28, 2011

the Board of Directors of the Company, (viii) corporate records and instruments, and (ix) such laws and regulations as we have deemed necessary for the purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures and the authenticity of originals of such documents that have been presented to us as photostatic copies, and that the Shares and Warrants will be issued against payment of valid consideration under Applicable Law. As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers of the Company.

When used in this opinion letter, the term “Applicable Laws” means the New York, Florida, and federal laws, rules and regulations that a New York or Florida counsel exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company. Further, “Applicable Laws” with respect to the Company also includes the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that: (i) the Common Shares have been duly authorized and, when issued and delivered by the Company against payment therefor as set forth in the Prospectus Supplement, will be validly issued, fully paid and non-assessable, (ii) the Warrant Agreement, when executed and delivered by the Company at the closing of the offering, will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms; and (iii) assuming due exercise of the Warrants in accordance with the terms of the Warrants Agreements (including full payment of the exercise price), the Warrant Shares, when sold as contemplated under the Registration Statement and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable.

Each of our opinions are subject to the following qualifications: (i) our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, or similar laws affecting the rights of creditors’ generally; (ii) our opinions are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and regardless of whether such enforceability is considered in a proceeding at law or in equity; and (iii) our opinions are limited to Applicable Law (and we do not express any opinion herein concerning any other laws).

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Prospectus Supplement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

/s/ AKERMAN SENTERFITT

AKERMAN SENTERFITT